Schedule 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )


Filed by the Registrant [x]
Filed by a Party other than Registrant [  ]
Check the appropriate box:
[  ]  Preliminary Proxy Statement
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      (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[  ]  Definitive Additional Material
[  ]  Soliciting Material Pursuant to section 240.14a-12
                 Smith Corona Corporation
        (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

  4) Proposed maximum aggregate value of transaction:

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[  ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
  1) Amount Previously Paid:

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  4) Date Filed:


                    _________________________

             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                    _________________________


  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Smith Corona Corporation (the "Company") will be held at Smith Corona Corporation, 839 NYS Route 13 South, Cortland, New York 13045 on November 17, 1997 at 10:00 a.m., for the following purposes:

  1.  To elect two (2) directors to serve until the 2000 Annual
Meeting of Stockholders and until their successors are elected and qualified;

  2. To consider and act upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent certified public accountants for the Company for the fiscal year ending June 30, 1998; and

  3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on September 19, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual
Meeting or any adjournments or postponements thereof.

    By Order of the Board of
Directors,


    /s/ G. William Sisley
    G. William Sisley
    Secretary



October 1, 1997
Cortland, New York



    WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY
AS POSSIBLE WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN
PERSON.  IF YOU DO ATTEND THE MEETING, YOU MAY THEN WITHDRAW YOUR
PROXY.
S                   MITH CORONA CORPORATION
                     839 NYS Route 13 South
                    Cortland, New York 13045
                         (607) 753-6011
                   _________________________

                        PROXY STATEMENT
                   _________________________

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Smith Corona Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at Smith Corona Corporation, 839 NYS Route 13 South, Cortland, New York, 13045 on November 17, 1997 at 10:00 a.m. (the "Meeting"), and at any postponements or adjournments thereof. This Proxy Statement and the related proxy card are first being mailed to Stockholders on or about October 1, 1997.

    Only holders of record of the Company's common stock, par value $.001 per share (the "Common Stock"), as of the close of business on September 19, 1997 (the "Record Date") will be entitled to notice of, and to vote at, the Meeting. As of the Record Date, there were 2,695,764 shares of Common Stock issued and outstanding, each of which is entitled to one vote. There is no other class of voting securities issued and outstanding. The presence in person or by proxy of the holders of a majority of the outstanding Common Stock will be necessary to constitute a quorum for the transaction of business at the Meeting.

    All shares represented by properly executed proxies will be voted in accordance with the instructions indicated thereon unless such proxies previously have been revoked. If any proxies do not contain voting instructions, the shares represented by such proxies will be voted (1) FOR the election of the nominees listed below and
(2) FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants for the fiscal year ending June 30, 1998 ("Fiscal 1998"). It is not anticipated that any matters other than those set forth in the Notice of Annual Meeting dated October 1, 1997(the "Notice of Meeting") will be brought before the Meeting. If any other matters properly come before the Meeting, the shares represented by all properly executed proxies will be voted in accordance with the judgment of the persons named on such proxies. Shares abstaining, and shares held in street name as to which a broker has not voted on some matters but has voted on other matters ("Broker Non Votes"), will be included in determining whether a quorum exists at the Meeting. Approval of each matter specified in the Notice of Meeting requires the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of shares of Common Stock present in person or by proxy at the Meeting entitled to vote thereon. Stockholders may not cumulate their votes. In determining whether a proposal specified in the Notice of Meeting has received the requisite number of affirmative votes, abstentions and Broker Non-Votes will have the same effect as votes against the proposal, except with respect to the election of directors where abstentions and Broker Non-Votes will have no effect on the outcome of the vote.

    Any stockholder who executes and delivers a proxy may revoke it at any time prior to its exercise by (1) delivering to the Secretary of the Company a written notice of revocation prior to the Meeting; (2) delivering to the Secretary of the Company a duly executed proxy bearing a later date; or (3) attending the Meeting and filing a written notice of revocation with the Secretary of the Meeting.

    In addition to solicitations by mail, some directors, officers and employees of the Company may solicit proxies for the Meeting personally or by telephone or telegram without extra remuneration therefor. The Company will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy materials for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so. The costs of soliciting proxies will be borne by the Company.

Background

    On July 5, 1995 the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). From July 5, 1995 to February 28, 1997, the Company operated as a debtor-in possession.

    On January 27, 1997 the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Company's Third Amended Second Joint Plan of Reorganization (the "POR"). The Confirmation Order was subject to satisfaction of certain conditions precedent to the effective date of the POR. The Company satisfied the conditions and emerged from bankruptcy proceedings on February 28, 1997. Pursuant to the POR, the current members of the Company's Board of Directors were appointed effective February 28, 1997. None of such members, other than Mr. Ronald F. Stengel, were members of the Company's Board of Directors prior to such time. In addition, the Company's then outstanding shares of common stock, par value $.01 per share (the "Old Common Stock"), were canceled, the holders of the Old Common Stock received warrants to purchase the Common Stock, and the Common Stock was issued to certain of the Company's creditors.



                          PROPOSAL 1.

                     ELECTION OF DIRECTORS

Nominees

    The Board of Directors is divided into three classes serving staggered three-year terms. The terms of office of two current directors, Messrs. Morgan and Stengel, expire at the 1997 Annual Meeting of Stockholders. They have been nominated for reelection through the 2000 Annual Meeting of Stockholders or until a successor is elected and qualified.

    The terms of Messrs. Murray and Rosett expire at the 1998
Annual Meeting of Stockholders.  The terms of Messrs. Colletti,
Driscoll and Parts expire at the 1999 Annual Meeting of Stockholders.

    Certain information is provided with respect to the members of the Board of Directors below, including such individual's age and principal occupation, a brief account of business experience during at least the last five years, other directorships currently held and the year in which the individual was first elected a director of the Company.

Jerome A. Colletti

    Mr. Colletti, age 50, has served as President and Chief
Executive Officer of the Alexander Group Inc., a marketing and sales management consulting firm, since January 1985. Mr. Colletti has been a director of the Company since February 28, 1997.

W. Michael Driscoll

    Mr. Driscoll, age 51, has served as President and Chief Executive Officer of the Company since February 28, 1997. From October 14, 1996 to February 27, 1997, Mr. Driscoll served as consultant to the Company pending his appointment to President and Chief Executive Officer. From December 18, 1995 until September 30, 1996, Mr. Driscoll served as Chief Executive Officer of IPC Technologies, Inc.,a manufacturer and marketer of personal desktop and notebook computers and network servers. Prior to that time, he served as Vice President/Operations for the Company from March 16, 1995 to December 15, 1995 and Vice President/Operations and Engineering from July 1, 1992 to March 16, 1995. He served as Director of Materials for the Company from February 17, 1992 to
July 1, 1992.   Mr. Driscoll is currently a director of IPC
Holdings, Inc. and Tompkins Acquisition Corporation. Mr. Driscoll has been a director of the Company since February 28, 1997.

William J. Morgan

     Mr. Morgan, age 42, has served as President and Managing Director of Pacholder Associates, Inc. (PAI), a national financial services firm, since 1983. Mr. Morgan serves as a director of Kaiser Ventures, Inc., USF&G Pacholder Fund, Inc., Duckwall
Alco Stores, and ICO, Inc.. Mr. Morgan has been a director of the Company since February 28, 1997.







Michael J. Murray

    Mr. Murray, age 62, has served as Vice President for Worldwide Sales, Marketing and Technical Service Operations of Harris/RF Communications Company, a manufacturer of military radios, since April 1993. Mr. Murray served as Regional Business General Manager and Vice President of the Office Imaging Division of Eastman Kodak
Company until his retirement in January 1993.   Mr. Murray is
currently a director of Photikon Corporation. Mr. Murray has been a director of the Company since February 28, 1997.
Peter N. Parts

    Mr. Parts, age 44, has served as President and Chief Executive Officer of Peter Parts Electronics, Inc., a North American sales group for electronic manufacturers from Asia and Europe, since 1986. Mr. Parts has been a director of the Company since February 28, 1997.

Dr. Richard N. Rosett

    Dr. Rosett, age 69, has served as Professor of Economics at the Rochester Institute of Technology College of Business since July 1996. From July 1990 to June 1996 Dr. Rosett was the Dean of the Rochester Institute of Technology College of Business. Dr. Rosett is currently a director of Hutchinson Technology and ORMEC Systems Corporation. Dr. Rosett has been a director of the Company since February 28, 1997.

Ronald F. Stengel

    Mr. Stengel, age 49, was elected as Chairman of the Board of the Company on March 7, 1997. He served as President, Chief Executive Officer and Director from July 1, 1995 through February 28, 1997. Mr. Stengel is the President and Chief Executive Officer of R.F. Stengel & Co., Inc., a crisis management and turnaround
consulting firm founded in 1985.   Mr. Stengel has been a director
of the Company since July 1, 1995.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR MR.
MORGAN AND MR. STENGEL AS DIRECTORS.


 Meetings and Committees of the Board

    The Board of Directors met 17 times during the period from July 1, 1996 to June 30, 1997 ("Fiscal 1997"). All directors attended at least 90 % of Board (and, where applicable, Committee)meetings held in Fiscal 1997.

    The Board has two standing committees, the Audit Committee and the Compensation and Benefits Committee.

    The principal responsibilities of each of the standing committees and the members of such committees are set forth below:

    The Audit Committee met two times during Fiscal 1997. The Audit Committee is responsible for (i) recommending to the Board of Directors a firm of independent certified public accountants to audit the Company's financial statements; (ii) reviewing the scope and result of audits made by such firm; (iii) reviewing the adequacy of internal accounting and auditing procedures; and (iv) directing and supervising special audit inquiries. The Audit Committee consists of Messrs. Murray, Parts and Rosett.

    The Compensation and Benefits Committee met three times during Fiscal 1997. The Compensation and Benefits Committee is responsible for reviewing and recommending (i) matters relating to executive compensation; (ii) any long-term management incentive plans and grants to officers under such plans; (iii) all employment and consulting agreements between the Company and any of its officers; and (iv) the retirement plans in which officers of the Company participate. The Compensation and Benefits Committee consists of Messrs. Colletti, Morgan and Stengel.





Compensation Committee Interlocks and Insider Participation

As disclosed above, Mr. Stengel, a member of the Compensation and Benefits Committee, was the President and Chief Executive Officer of the Company from July 1, 1995 to February 28, 1997, pursuant to a retention agreement dated June 29, 1995 (the "Retention Agreement") between the Company and R.F. Stengel & Co., Inc. ("RFS"), a company of which Mr. Stengel is President. See "Certain Relationships and Related Transactions - Transactions with Management and Others - Retention Agreement" herein for a description of the terms of the Retention Agreement.

Compensation of Directors

     Directors who are employees of the Company do not receive any additional compensation for their services as directors. Other directors are paid an annual fee of $22,000 plus expenses. The Chairman of the Board is paid an annual fee of $44,000 plus expenses. Committee members who are not employees of the Company, receive an attendance fee of $500 plus expenses for each committee meeting attended.







                     Executive Compensation

    Set forth below is information concerning compensation of both persons who served as the chief executive officer and the other four most highly compensated executive officers of the Company (collectively, the "Named Executive Officers") for the year ended June 30, 1997.


                             Annual Compensation

                                  Fiscal
                                  Year                          Other Annual
                                  Ending    Salary    Bonus     Compensation
Name and Principal Position  June 30,  ($)(6)    ($)(7)    ($)(9)

W. Michael Driscoll(1)            1997      183,243   100,000   -
President and                     1996       55,917   -         -
Chief Executive Officer           1995      120,650   -         -

Ronald F. Stengel(2)              1997      -         -         -
Chairman of the Board             1996      -         -         -
                                  1995      -         -         -

John A. Piontkowski(3)            1997      208,000   138,605    1,817
Executive Vice President          1996      201,692    75,375   22,042
Chief Financial Officer           1995      127,000   -         -

Michael W. Chernago               1997      127,083    76,661   -
Vice President                    1996      105,506    46,456   -
Operations                        1995       99,375   -         -

Jerry L. Diener                   1997      130,816    53,719   -
Senior Vice President             1996      132,756    35,863   -
Sales                             1995      118,025   -         -

David P. Verostko                 1997      119,750    60,344   -
Vice President                    1996      107,162    46,456   -
Human Resources                   1995      102,875   -         -




                                       Long-Term Compensation
                                  Awards                   Payouts

                                  Restricted Securities
                                  Stock      Underlying
                                  Awards     Options/      LTIP      Compen-
                                             SAR's         Payouts   sation
Name and Principal Position      ($)(9)    ($)(10)        ($)(11)   ($)

W. Michael Driscoll(1)            1997      187,491              0   3,816(12)
President and                     1996            0              0      21(13)
Chief Executive Officer           1995            0              0      47

Ronald F. Stengel(2)              1997            0              0        -
Chairman of the Board             1996            0              0        -
                                  1995            0              0        -

John A. Piontkowski(3)            1997       80,285              0   25,667(12,14)
Executive Vice President          1996            0              0   53,322(13,15)
Chief Financial Officer           1995            0              0   21,547


Michael W. Chernago               1997            0              0   4,763(12)
Vice President                    1996            0              0   4,187(13)
Operations                        1995            0              0   3,762

Jerry L. Diener                   1997            0              0   4,167(12)
Senior Vice President             1996            0              0   4,475(13)
Sales                             1995            0              0   3,997

David P. Verostko                 1997            0              0   4,601(12)
Vice President                    1996            0              0   4,237(13)
Human Resources                   1995            0              0   3,952


(1)  Mr. Driscoll was named President and Chief Executive Officer on February
     28, 1997.  Mr. Driscoll was a consultant to the Company     from October
     14, 1996 until February 27, 1997.

(2) Mr. Stengel was elected Chairman of the Board on March 7, 1997. Pursuant to the Retention Agreement, Mr. Stengel, President of RFS, was elected Chief Executive Officer and President on July 1, 1995 and served until February 28, 1997.

(3) Mr. Piontkowski was named Executive Vice President and Chief Financial Officer on May 5, 1997.

(4) Mr. Driscoll terminated employment with the Company on December 15, 1995 prior to his return on October 14, 1996.

(5) Pursuant to the Retention Agreement and pursuant to Bankruptcy Court approval, the Company retained RFS to provide interim management services to the Company. Fees for these services were billed by and paid to RFS. Mr. Stengel's daily rate was $2,500 from July 1, 1995 until February 28, 1997 and $375 per hour from March 1, 1997 until July 31, 1997. See "Certain Relationships and Related Transactions - Transactions with Management and Others - Retention Agreements" below.


(6) Amounts shown include compensation deferred under the Company's Retirement Savings and Investment Plan ("RSIP").

(7) Amounts shown include the bonus earned by the Named Executive Officers under the Company's Incentive Compensation Program (as hereinafter defined) in the year ended June 30, 1997 and the year ended June 30, 1996, respectively.

(8) Amounts shown with respect to Mr. Piontkowski for the year ended June 30, 1997 and the year ended June 30, 1996, and Mr. Diener for the year ended June 30, 1995, represent amounts reimbursed during the fiscal year for the payment of taxes.

(9) Restricted stock award values reflect the market price of the Common Stock on the date of each grant. The aggregate number and value of restricted stock holdings for each of the Named Executive Officers, valued using the market close price as of June 30, 1997 are as follows:
    Mr. Driscoll, 62,596 shares/$226,911 and Mr. Piontkowski 31,298 shares/$113,455. Rights to these shares vest the earlier of February 28, 1999 or a change in control (see "Employment Arrangements" for a description of occurrences deemed to constitute a Change in Control). The Company is restricted from paying dividends under the terms of its borrowing agreement.

(10) The Company does not grant stock appreciation rights ("SAR's"). The options listed consisted of options to purchase Old Common Stock. Pursuant to the POR all of the outstanding stock options for the Old Common Stock were canceled on February 28, 1997.

(11) The Company has no long-term incentive plans.

(12) For the year ended June 30, 1997, includes matching contributions by the Company under the RSIP for Messrs. Driscoll, Piontkowski, Chernago, Diener and Verostko of $0, $4,663, $4,716, $4,120 and $4,554,
     respectively. Includes term life insurance premium payments by the Company for Messrs. Driscoll, Piontkowski, Chernago, Diener and Verostko of $3,816, $1,139, $47, $47 and $47, respectively.

(13) For the year ended June 30, 1996, includes matching contributions by the Company under the RSIP for Messrs. Driscoll, Piontkowski, Chernago, Diener and Verostko of $0, $6,029, $4,140, $4,429 and $4,190,
     respectively. Includes net term life insurance premium payments by the Company for Messrs. Driscoll, Piontkowski, Chernago, Diener and Verostko of $21, $47, $47, $47, and $47, respectively.

(14) Includes amounts paid for relocation expenses, mortgage assistance and housing expenses for Mr. Piontkowski of $15,600, $2,093 and $2,171, respectively.

(15) Includes amounts paid for housing expenses and mortgage assistance for Mr. Piontkowski of $30,501 and $16,745, respectively.


    The table below illustrates the estimated annual benefits upon retirement under the Smith Corona Corporation Salaried Employees' Retirement Plan (the "Pension Plan") to persons in the specified compensation and years-of-service classifications.


                             PENSION PLAN TABLE
                             Years of Service on 9/01/96

Remuneration on 9/01/96 15        20        25        30        35

$125,000                $24,380   $32,510   $40,640   $48,760   $48,760
$150,000                $30,010   $40,010   $50,010   $60,010   $60,010
$175,000                $30,010   $40,010   $50,010   $60,010   $60,010
$200,000                $30,010   $40,010   $50,010   $60,010   $60,010
$225,000                $30,010   $40,010   $50,010   $60,010   $60,010
$250,000                $30,010   $40,010   $50,010   $60,010   $60,010
$300,000                $30,010   $40,010   $50,010   $60,010   $60,010
$350,000                $30,010   $40,010   $50,010   $60,010   $60,010
$400,000                $30,010   $40,010   $50,010   $60,010   $60,010
$450,000                $30,010   $40,010   $50,010   $60,010   $60,010
$500,000                $30,010   $40,010   $50,010   $60,010   $60,010

    (1) Based on the Company's August 6, 1996 decision to discontinue future benefit accruals as of
    September 1, 1996.

    The amounts set forth in the table above as estimated benefits are computed on a straight life annuity basis and include an offset for a percentage of Social Security benefits. Effective on January 1, 1989, the amount of compensation taken into account under a qualified plan is limited (the "Annual Compensation Limitation") under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), subject to a cost-of-living adjustment announced by the Secretary of the Treasury.
The cap on pension earnings has been limited to $150,000 as of January 1, 1994 due to the Omnibus Budget Reconciliation
Act of 1993. This limit is reflected in the above chart. The above chart does not, however, reflect any additional benefits payable pursuant to grandfathering as a result of changes in the earnings cap. This Annual Compensation Limitation may reduce future benefit accruals payable to highly compensated individuals under the Pension Plan.

    The total compensation set forth in the Summary Compensation Table above is, in general, compensation covered by the Pension Plan for those respective individuals. As of September 1, 1996, Messrs. Driscoll, Piontkowski, Chernago, Diener and Verostko, had 13, 5, 23, 37 and 13 years of credited service under the Pension Plan, respectively, for purposes of calculating annual retirement benefits under the Pension Plan.

    Summarized below are estimated accrued benefits under the Pension Plan as of September 1, 1996 for the Named Executive Officers.
                W. Michael Driscoll             $24,048
                John A. Piontkowski             $ 8,090
                Michael W. Chernago             $29,520
                Jerry L. Diener                 $56,580
                David P. Verostko               $19,370








    These benefits represent the annual benefit payable at normal retirement age. Unlike the Pension Plan Table, these benefits include the grandfathered portion of the benefit attributable to the prior pay cap. Smith Corona has decided to use the transitional method under the Omnibus Budget Reconciliation Act of 1993 which produces the largest possible benefit under the Pension Plan.


 Employment Agreements

 W. Michael Driscoll
    On October 14, 1996, the Company entered into an employment agreement with Mr. Driscoll providing that he would serve as President and Chief Executive Officer from February 28, 1997 through February 28, 2000. The agreement as amended on June 2, 1997, provides that Mr. Driscoll is to be paid an initial annual base salary of $250,000. If Mr. Driscoll's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control (as defined below), he will continue to receive his base salary at the rate then in effect for a period of 12 months.

 John A. Piontkowski
    On May 5, 1997, the Company entered into an employment agreement with Mr. Piontkowski providing that he would serve as Executive Vice President and Chief Financial Officer from March 1, 1997 through March 1, 2000. The agreement provides that Mr. Piontkowski is to be paid an initial annual base salary of $208,000. If Mr. Piontkowski's employment is terminated by the Company for reasons other than cause, or if he terminates his employment following a Change of Control, he will continue to receive his base salary at the rate then in effect for a period of 12 months.

    A "Change of Control" shall mean (i) a stock purchase by any "person"
(as such term is used in Sections 13(d) and 14(d) (2) of the Securities and Exchange Act of 1934, as amended) who then owns or by virtue of such purchase becomes the beneficial owner of, directly or indirectly, voting securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding voting securities or (ii) any change in the composition of the Company's Board in any one year which involves a majority of such directors and which is not recommended by the Board.


             REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                         ON EXECUTIVE COMPENSATION

    The current members of the Compensation and Benefits Committee of the Board of Directors of the Company were elected on March 7, 1997. The Committee is comprised of directors who are not and have not been employees of the Company. It is responsible for reviewing and recommending action with respect to matters relating to executive compensation, any long-term management incentive plans and grants to officers under such plans, all employment and consulting agreements between the Company and any of its officers, and the retirement plans in which officers of the Company participate.

    The Company adheres to a policy of blending several components of executive compensation in order to attract and retain top employees, reward its executives for performance that results in profits to the Company, and motivate management to continue to optimize value for the Company's shareholders. The Company's executive compensation package was modified during the fiscal year ended June 30, 1997 pursuant to the POR which was effective as of February 28, 1997.

    During the fiscal year ended June 30, 1997, the Company's executive compensation package consisted of:

    - base salary
    - short-term incentive compensation
    - senior officer stock (post-POR)
    - stock option plan (pre-POR)
    - employee stock incentive plan (post-POR)


    Base Salary. Base salaries of executive officers reflect the Company's profitability and return on capital employed, the individual executive's salary level as compared with those of similar executives of the Company's competitors, and the individual executive's level of responsibility and performance. Executive performance is measured using criteria established by the Committee. Increases in base salary are considered annually, and salary increases for executives other than the Chief Executive Officer who have agreements are proposed to the Committee by the Chief Executive Officer.

    Short-Term Incentive Compensation. In the first half of the fiscal year ended June 30, 1997, the Company maintained a short-term incentive compensation plan (the "Bonus Plan") which was approved by the Bankruptcy Court. Pursuant to the Bonus Plan, employees were paid a bonus based upon the financial performance of the Company compared to the pro forma budget presented in the POR.

    The Company adopted a modified new short-term incentive compensation plan (the "Incentive Compensation Plan") solely for the second half of the fiscal year ended June 30, 1997. The Incentive Compensation Plan was created to help transition the Company into a new era which will primarily be based upon the sale of new products. Therefore, the Incentive Compensation Plan was activities based, with the express purposes of (i) maintaining existing core business and products, (ii) developing new products, (iii) improving marketing and operations, (iv) implementing certain finance and administration projects and (v) increasing sales.

    Senior Officer Stock. Pursuant to the POR, the Chief Executive Officer, Chief Financial Officer, Senior Vice President/Sales and Marketing, and , at the direction of the Chief Executive Officer, other Officers of the Company may be granted up to a total of five (5) percent of the total shares of Common Stock which are issued under the POR (not including the effect of the exercise of any warrants). Rights to such shares will not vest prior to the second anniversary of the effective date of the POR.

    Stock Option Plan. In order to encourage executives to make decisions for the Company based on long-range planning, and to stress the importance of maximizing shareholder returns through strong performance, the Company instituted the Stock Option Plan in 1990. The Company did not grant any stock options pursuant to this Plan during the fiscal year ended June 30, 1997. Pursuant to the POR, the Stock Option Plan was terminated.

    Employee Stock Incentive Plan. Pursuant to the POR, the Company shall implement an employee stock incentive plan. The plan shall provide for the issuance of up to ten (10) percent of the total shares of Common Stock issued under the provisions of the POR (or options to acquire such shares) determined on a fully-diluted basis (not including the effect of the exercise of any warrants). Rights to such shares will not vest prior to the second anniversary of the effective date of the POR. The employee stock incentive plan has not yet been implemented.

Compensation of the Chief Executive Officer

    On October 14, 1996, with the approval of the Bankruptcy Court, W. Michael Driscoll entered into an employment agreement with the Company (the "Employment Agreement") which established his base salary. Pursuant to the Employment Agreement, Mr. Driscoll served as a consultant until the Effective Date of the POR, February 28, 1997, at which time he replaced Ronald F. Stengel as President and Chief Executive Officer of the Company. The Committee used the same criteria to determine the Incentive Compensation Plan award for the Chief Executive Officer as were used to determine the Incentive Compensation Plan awards to the other executives of the Company as described above.


                                      Compensation and Benefits Committee
                         Jerome A. Colletti
                         William J. Morgan
                         Ronald F. Stengel











COMPANY PERFORMANCE

    The chart below compares the performance of the Company's Common Stock with the performance of the Russell 2000 Index and a Peer Group Index by valuing the changes in common stock prices from February 28, 1997 plus reinvested dividends and distributions. The Securities and Exchange Commission requires that a company create a peer group index with which to compare its own stock performance (if a published peer group index does not exist) by selecting a grouping of companies that includes companies whose lines of business are similar to its own. Because the Company is the only U.S. manufacturer of portable electronic typewriters and personal word processors whose stock is publicly traded, no grouping of companies could closely mirror the Company's business. A "Peer Group" was, however, created for comparison purposes by selecting several companies which had similar market capitalization. Those companies selected (A.T. Cross, General Binding Corporation, Gradco Systems, Inc., NU-Kote Holdings Inc., and Royal Appliance Mfg. Co., Inc.) are manufacturers and sellers of consumer durable products with like channels of distribution and compete for the same discretionary consumer dollars. Some of the peer group companies were selected to parallel the Company's supplies and accessories business which makes up 36.5% of the Company's net sales. The chart assumes $100 was invested on February 28, 1997 in each of the Company's Common Stock, the Russell 2000 Index and the Peer Group Index and reflects reinvestment of dividends and distributions on a quarterly basis and market capitalization weighting.

Assumes Initial Investment of $100.00 and Reinvestment of Dividends.

Value at           Smith Corona   Peer Group     Russell 2000
                   Common Stock   Index          Index

February 28, 1997  $100.00        $100.00        $100.00
March 31, 1997       37.50          87.03          95.28
April 30, 1997       42.86          86.10          95.55
May 31, 1997         64.29          91.64          106.18
June 30, 1997        51.86          96.96          110.73

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                             AND MANAGEMENT

    The following table sets forth, as of June 30, 1997, certain information regarding beneficial ownership of Common Stock by (a) each person known by the Company to own beneficially more than 5% of its outstanding Common Stock,
(b) each director and nominee for director of the Company, (c) the Named Executive Officers and (d) all directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.

                                                      Percent of
                                       Number         Common
                                       of Shares Stock
                                                      Outstanding
Name of Beneficial Owner
Pension Benefit Guaranty Corporation   830,000(1)     30.1%(1)
Millennium Chemicals, Inc.             724,000(2)     20.8%(2)
Ronald F. Stengel                            0           0
W. Michael Driscoll                     63,065(3)      2.3%(3)
Jerome Colletti                              0           0
William J. Morgan                      830,000(1)     30.1%(1)
Michael J. Murray                            0           0
Peter N. Parts                               10,586(4)        *
Dr. Richard N. Rosett                        0           0
John A. Piontkowski                     31,298(3)      1.1%(3)
Michael W. Chernago                          0           0
Jerry L. Diener                              0           0
David P. Verostko                            0           0

All directors and executive officeers
as a group (16 persons)                934,949(1)      3.8%(1)

(1) The Pension Benefit Guaranty Corporation ("PBGC") is the direct owner of 830,000 shares. Mr. Morgan is the president and director of Pacholder Associates, Inc. ("PAI"), a registered investment advisor. Pursuant to a contract dated April 13, 1994 between the PBGC and PAI, on March 7, 1997 the PBGC assigned PAI full and complete discretion over the shares, as well as voting control over the shares. PAI and William J. Morgan have disclaimed beneficial ownership of the shares. The business address of the PBGC is 1200 K Street, N.W., Washington, D.C. 20005.

(2) Represents warrants to purchase Common Stock. The exercise price is set at $8.50 per share and the exercise period is from August 28, 1997 to February 28, 1999. The business address of Millennium Chemicals, Inc. is 99 Wood Avenue South, Iselin, New Jersey 08830.

(3) Includes shares granted pursuant to the Senior Officer Stock Plan for Messrs. Driscoll and Piontkowski of 62,596 and 31,298, respectively. Rights to these shares shall not vest prior to the earlier of February 28, 1999 or a Change of Control.

(4) The direct owner of the shares is Peter Parts Electronics, Inc. of which Mr. Parts is the President and Chief Executive Officer as well as principal stockholder. Mr. Parts has disclaimed beneficial ownership of the shares except to the extent of his pecuniary interest in Peter Parts Electronics, Inc..

*Less than one percent of the outstanding shares of Common Stock.







             CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


Transactions with Management and Others

Retention Agreement

    Effective July 1, 1995, and in connection with its filing for protection under Chapter 11 of the Bankruptcy Code, the Company engaged RFS to provide interim management services pursuant to the terms of the Retention Agreement between the Company and RFS. The Retention Agreement was in effect until February 28, 1997 and provided, among other things, that RFS would provide the Company with leadership to guide the Company through its bankruptcy proceedings and to work toward the confirmation and consummation of a plan of reorganization. The terms of the Retention Agreement provided that Ronald
F. Stengel, President of RFS and its principal stockholder, would serve as President, Chief Executive Officer and a director of the Company while the Retention Agreement was in effect. RFS reported directly to the Company's Board of Directors. On July 1, 1995, Mr. Stengel was elected President and Chief Executive Officer of the Company, and was elected to the Board of Directors of the Company. On July 1, 1995, Thomas A. Cawley, Vice President and Secretary of RFS, was also elected a director of the Company, and on July 26, 1995, Mr. Cawley was elected Vice President-Administration of the Company and served until February 28, 1997. RFS also agreed to provide additional professional staff as necessary for RFS to perform its obligations under the Retention Agreement.

    Pursuant to the terms of the Retention Agreement, services would be billed and payable monthly. The daily professional fees of Mr. Stengel and Mr. Cawley were $2,500 and $1,700, respectively. During the period July 1, 1996 through February 28, 1997, the Company paid $669,744 for services and expenses to RFS under the Retention Agreement. The Bankruptcy Court authorized and approved the retention of RFS under Sections 327 and 328 of the Bankruptcy Code pursuant to the terms of the Retention Agreement on July 5, 1995.

    Effective March 1, 1997, the Company engaged RFS for the purpose of effecting a smooth transition of certain activities and responsibilities in progress at February 28, 1997 ( the "Transition Agreement"). On March 7, 1997, Mr. Stengel was elected Chairman of the Board of Directors of the Company. Pursuant to the Transition Agreement RFS reported directly to the President and Chief Executive Officer. During the period March 1, 1997 through June 30, 1997, the Company paid $147,270 for services and expenses to RFS under the Transition Agreement.

Purchases of Materials

    During the period from July 1, 1996 to June 30, 1997, the Company purchased materials from Peter Parts Electronics, Inc. to provide certain parts for the manufacture of typewriters and personal word processors. Peter Parts, who has been a director of the Company since February 28, 1997, is President and Chief Executive Officer of Peter Parts Electronics, Inc. and its principal stockholder. The cost to the Company of products purchased from Peter Parts Electronics, Inc. by the Company equaled approximately $2,907,722 in the year ended June 30, 1997.

Cross-Indemnification Agreement

    The Company and HM Holdings, Inc. ("HMH") entered into an Amended and Restated Cross-Indemnification Agreement dated as of June 2, 1989 (the "Cross-Indemnity Agreement"). In the Cross-Indemnity Agreement, the
Company agreed generally to indemnify HMH and Hanson PLC
("Hanson") against substantially
all liabilities relating to the business of the Company, including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement (as defined below). HMH, in turn, agreed to indemnify the Company against substantially all liabilities relating to the business of Hanson (other than the business of the Company), including environmental liabilities but excluding tax liabilities which are addressed under the Tax Sharing Agreement described below. Millennium Chemicals Inc., a holder of warrants to purchase 724,000 shares of Common Stock, is an affiliate of HMH and Hanson.

Tax Sharing Agreement

    During the period March 1986 through August 3, 1989, while owned by Hanson, the Company and its subsidiaries were included as members of the Hanson affiliated group of corporations, which filed a consolidated United States federal income tax return (the "Consolidated Group"). Subsequent to August 3, 1989, pursuant to a public stock offering the Company no longer qualified to be a member of the Consolidated Group for federal income tax purposes. The Company and HMH entered into an Amended and Restated Tax Sharing and Indemnification Agreement dated as of June 2, 1989 (the "Tax Sharing Agreement"). Under the Tax Sharing Agreement, HMH generally will indemnify the Company with respect to all income tax liabilities or obligations in respect of all tax periods prior to August 3, 1989.
Similarly, the Company agreed to indemnify HMH for all income tax liabilities or obligations imposed on the Company attributable to periods beginning on or after August 3, 1989 and all other tax liabilities and obligations imposed on the Company for all future periods. With respect to income tax liabilities or obligations attributable to periods prior to August 3, 1989, but which have been reserved for or accrued for in the ordinary course of business prior to such date, the Company will indemnify HMH and HMH will be under no obligation to indemnify the Company to the extent so reserved or accrued at August 3, 1989. The Tax Sharing Agreement also provides that the Company will assign to HMH (i) all refunds of taxes for which HMH indemnifies the Company and (ii) any tax benefits realized by the Company on or after the date on which the Company ceased to be a member of the Consolidated Group as a result of payments by the Company pursuant to the Supplemental Performance Plan (the "SPP") adopted by Hanson and the Company in 1986. The Tax Sharing Agreement also provides that HMH generally will direct any audit, legal or administrative proceedings concerning any tax matters for which HMH has indemnified the Company or with respect to any refund to which HMH is entitled. To implement the Tax Sharing Agreement, Hanson funded certain tax liabilities which became liabilities of the Company after August 3, 1989.




PROPOSAL 2.


                      RATIFICATION OF APPOINTMENT OF
                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    Upon the recommendation of the Audit Committee, the Board of Directors has appointed the firm of Deloitte & Touche LLP to continue as independent certified public accountants of the Company for the fiscal year ending June 30, 1998. Deloitte & Touche LLP, or its predecessor, has served as independent certified public accountants for the Company and its predecessor, SCM Corporation, since 1958. Services performed by Deloitte & Touche LLP for the Company during the past fiscal year have included the examination of the financial statements of the Company for inclusion in the Annual Report on Form 10-K filed by the Company with the Securities and Exchange Commission and consultations on matters related to accounting, taxes, financial reporting and the bankruptcy proceedings.

    A representative of Deloitte & Touche LLP is expected to be present at the Meeting, will be afforded an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions raised at the Meeting.


         THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY.


         SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


    Lynn F. Knopp, who was appointed Vice President/West Coast Operations on December 1, 1996, and John W. Wolff, who was appointed Vice President/Product Development on January 20, 1997, both filed a late Form 3 - Initial Statement of Beneficial Ownership of Securities with the Securities and Exchange Commission. Neither officer has any securities to report.

               STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

    Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings, consistent with regulations adopted by the Securities and Exchange Commission. Proposals to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting must be received by the Company at its principal executive offices, not later than June 3, 1998. Proposals should be directed to the attention of the Secretary, Smith Corona Corporation, 839 Route 13 South, Cortland, NY 13045.

                                       By Order of the Board of
Directors.



                                       /s/ G. William Sisley
                                        G. WILLIAM  SISLEY
                                        Secretary


October 1, 1997
Cortland, New York




PROXY

                         SMITH CORONA CORPORATION
        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                          839 NYS ROUTE 13 SOUTH
                       CORTLAND, NEW YORK 13045-0990

The undersigned hereby appoints John A. Piontkowski and G. William Sisley, and each of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of common stock of Smith Corona Corporation held of record by the undersigned as of the close of business on September 19, 1997, at the annual meeting of the Stockholders to be held on November 17, 1997, or any adjournment thereof.

                (Continued and to be signed on other side)

___________________________________________________________________________

[Reverse Side]
This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted for the nominees listed in Proposal 1, for Proposal 2 and in the proxies' discretion with respect to Proposal 3.



1.  ELECTION OF DIRECTORS
(Instructions: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below)


FOR all nominees listed (except as marked to the contrary to the right)


WITHHOLD AUTHORITY to vote for all nominees listed to the right



 Ronald F.Stengel   William J. Morgan







2.   PROPOSAL TO APPROVE THE
     APPOINTMENT OF DELOITTE &
     TOUCHE LLP AS THE
     INDEPENDENT CERTIFIED
     PUBLIC ACCOUNTANTS OF THE
     COMPANY
3.   IN THEIR DISCRETION THE PROXIES ARE
     AUTHORIZED TO VOTE UPON SUCH OTHER
     BUSINESS AS MAY PROPERLY COME BEFORE
     THE MEETING.



FOR     AGAINST     ABSTAIN









Please sign exactly as name appears at
left.  When shares are held by joint
tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or the authorized officer. If a partnership, please sign in partnership name by authorized person.





DATED:



                            Signature


                    Signature, if held jointly


PLEASE MARK INSIDE BLUE
BOXES SO THAT DATA
PROCESSING EQUIPMENT WILL
RECORD YOUR VOTES

PLEASE MARK, SIGN, DATE AND RETURN THE
PROXY CARD PROMPTLY USING THE ENCLOSED
ENVELOPE.